Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement on Form S-4 and related prospectus of Eastern Virginia Bankshares, Inc. (the “Company”) for the registration of $20,000,000 in aggregate principal amount of the 6.50% Fixed to Floating Subordinated Notes due 2025 of Eastern Virginia Bankshares, Inc., and to the incorporation by reference therein of our reports dated March 31, 2015, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Eastern Virginia Bankshares, Inc. for the year ended December 31, 2014.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

August 19, 2015